Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No.333-186977 on Form F-3 of our reports dated March 5, 2014, relating to the consolidated financial statements of Safe Bulkers, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

March 5, 2014

Athens, Greece